Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-144202

Prospectus

ACROPOLIS PRECIOUS METALS INC.
3,035,000 Shares of Common Stock

     We are registering for sale by selling shareholders, 3,035,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

     The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

     Our shares of common stock are not traded anywhere.

     Investing in our common stock involves risks. See "Risk Factors" starting at page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It’s illegal to tell you otherwise.

     The date of this prospectus is July 20, 2007.

SUMMARY OF OUR OFFERING

Our business

We were incorporated in the State of Nevada on March 24, 2006. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The one property consists of 20 cells containing 165.029 hectares located in the Nicola Mining Division District of British Columbia, Canada. We intend to explore for gold on the property. Our exploration program should take approximately 365 days, weather permitting. If we do not find mineralized material on the property, we do not know what we will do.

     Our administrative office is located at Suite 541 – 2620 South Maryland Parkway, Las Vegas Nevada 89125-0541 and our telephone number is (702) 735-1772 and our registered statutory office is located at 7251 West Lake Mead Boulevard, Suite 300, Las Vegas, Nevada 89128. Our fiscal year end is January 31. Our mailing address is Suite 541 – 2620 South Maryland Parkway, Las Vegas Nevada 89125-0541.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	3,035,000 shares of common stock
Offering price per share	$0.05
Net proceeds to us	None
Number of shares outstanding before the offering	6,135,000
Number of shares outstanding after the offering if all of
the shares are sold	6,135,000

Selected financial data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus:

	As of	As of
	April 30, 2007	January 31, 2007
	(Unaudited)	(Audited)
Balance Sheet
Total Assets	$10,953	$11,022
Total Liabilities	$571	$571
Stockholders Equity (Deficit)	$10,382	$10,451

	Three Months	From Inception
	Ended	through
	April 30, 2007	January 31, 2007
	(Unaudited)	(Audited)
Income Statement
Revenue	$0	$0
Total Expenses	$69	$7,239
Net Loss For The Period	$69	$7,239

RISK FACTORS

     Please consider the following risk factors before deciding to invest in our common stock. Risks associated with Acropolis Precious Metals Inc.:

     1. Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue activities in which case you could lose your investment. Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such we may have to cease activities and you could lose your investment.

     2. Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost. The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which will result in a loss of your investment.

     3. Because our management has no technical training or experience in exploring for, starting, and operating an exploration program, management’s decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. As a result, we may have to suspend or cease activities which will result in the loss of your investment. Our management has limited experience with exploring for, starting, and operating an exploration program. Further, our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management’s decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently our activities, earnings and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry. As a result we may have to suspend or cease activities which will result in the loss of your investment.

     4. We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease activities. We were incorporated in March 2006 and we have not started our proposed business activities or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss was $7,239 from inception to January 31, 2007 and $69 for the three months ended April 30, 2007 for total loss since inception of $7,308. The loss was a result of the payment of fees for staking our claims, incorporation, legal and accounting. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	our ability to locate a profitable mineral property;
*	our ability to generate revenues; and
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease activities.

     5. Because we will have to spend additional funds to determine if we have a reserve, if we can’t raise the money we will have to cease operations and you could lose your investment.  Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

     6. Weather interruptions in the province of British Columbia may affect and delay our proposed exploration activities. Our proposed exploration work can only be performed approximately six to seven months out of the year. This is because rain and snow causes the roads leading to our claims to be impassible during three months of the year. When roads are impassible, we are unable to conduct exploration activities on the property.

     7. Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a loss of your investment. Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing reserve may go undiscovered. Without a reserve, we cannot generate revenues and you will lose your investment.

     8. We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend activities. Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

     9. Because our officers and directors have other outside business activities and will each only be devoting 10% of their time or approximately four hours per week each to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration. Because our officers and directors have other outside business activities and will each only be devoting 10% of their time or four hours each per week to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. As a result, exploration of the property may be periodically interrupted or suspended.

     10. Because title to the property is held in the name of another person, if he transfers the property to someone other than us, we will cease activities. Title to the property upon which we intend to conduct exploration activities is not held in our name. Title to the property is recorded in the name of Mr. Walter Brenner. If Mr. Brenner transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease activities. We believe if Mr. Brenner transfers title to a third party, we will not have any claim against Mr. Brenner. Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousand dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

Risks associated with this offering:

     11. Because all of our assets and our officers and directors are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or any of our officers and directors. All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our officers and directors are residents of countries other than the United States, and all or a substantial portion of each person's assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or any of our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or any of our officers and directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or any of our officers and directors predicated upon the securities laws of the United States or any state thereof.

     12. Because there is no public trading market for our common stock, you may not be able to resell your stock. There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

     13. Because we may issue additional shares of common stock, your investment could be subject to substantial dilution. We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

     14. Because our securities are subject to penny stock rules, you may have difficulty reselling your shares. Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of his stock.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

     The price of the shares has been determined by our board of directors. We selected the $0.05 price for the sale of our shares of common stock. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares for the price they paid us. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION

     Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

     There are 30 selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

     The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

     The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

     We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $30,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

     1. Not engage in any stabilization activities in connection with our common stock;

     2. Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

     3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

     There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

     Of the 6,135,000 shares of common stock outstanding as of April 30, 2007, 3,000,000 are owned by Mr. Brenner, one of our officers and directors, and 100,000 is owned by Mr. Balthes, one of our officers and directors, and may only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933.

     We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

     Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6, and 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

     Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

     Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

     Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

     Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

     Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the salesperson’s compensation.

     Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

     Rule 15g-9 requires broker/dealers to approve the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

     The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

General

     We were incorporated in the State of Nevada on March 24, 2006. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The one property consists of 20 cells containing 169.029 hectares located in the Nicola Mining Division District of British Columbia, Canada. We intend to explore for gold on the property. Our exploration program should take approximately 365 days, weather permitting. If we do not find mineralized material on the property, we do not know what we will do.

     We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans. Currently, we do not intend to acquire other interests in any other mineral properties. Our business plan is solely to explore one mineral property. If we are successful in our initial endeavors, we may look at other exploration situations.

Background

     In March 2005, we paid Laurence Sookochoff, a non-affiliated third party for US$5,000, for the property. Mr Sookochoff is a professional geologist residing in Vancouver, British Columbia. The claim is recorded in the name of Mr. Sookochoff to avoid paying additional fees. Mr. Sookochoff suggested that the property be retained in his name and we concurred therewith. The property was selected by Mr. Brenner after consulting with Mr. Sookochoff. No money was paid to Mr. Sookochoff to hold the claim. No money will be paid to Mr. Sookochoff to transfer the property to us. Mr. Sookochoff has provided us with a declaration of trust stating that he holds the property in trust for us. Mr. Sookochoff will issue a bill of sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property.

     In March 2005, Walter Brenner, our president, acquired one mineral property containing 20 cells in British Columbia, Canada. British Columbia allows a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by registering the claim area on the British Columbia Mineral Titles Online system. The Mineral Titles Online system is the Internet-based British Columbia system used to register, maintain and manage the claims. A cell is an area which appears electronically on the British Columbia Internet Mineral Titles Online Grid and was formerly called a claim. A claim is a grant from the Crown of the available land within the cells to the holder to remove and sell minerals. The online grid is the geographical basis for the cell. Formerly, the claim was established by sticking stakes in the ground to define the area and then recording the staking information. The staking system is now antiquated in British Columbia and has been replaced with the online grid. The property was registered by Laurence Sookochoff, a non affiliated third party. Laurence Sookochoff is a self-employed contract staker and field worker residing in Vancouver, British Columbia.

     Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. Since we are an American corporation, we can never possess a legal mineral claim to the land. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousand dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

     In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Sookochoff will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Sookochoff transfer title to another person and that conveyance is recorded before we record our conveyance, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend activities. We will have a cause of action against Mr. Sookochoff for breach of declaration of trust. Mr. Sookochoff has agreed verbally with us not to cause the title to pass to another entity.

     To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company’s property, that is the province of British Columbia.

     In the nineteenth century, the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. Our property is one such acquisition. Accordingly, fee simple title to our property resides with the Crown. That means that the Crown owns the surface and minerals.

     Our claim is a mineral lease issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

     The property is unencumbered, that is there are no claims, liens, charges or liabilities against the property, and there are no competitive conditions, that is the action of some unaffiliated third party, that could affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings.

     To date we have not performed any work on the property. Accordingly, there is no assurance that a commercially viable mineral deposit, a reserve, exists in the property, in fact the likelihood that a commercially viable mineral deposit exists is remote.

     There are no native land claims that affect title to the property. We have no plans to try to interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

     Mr. Sookochoff suggested purchasing the claim to Mr. Brenner. Mr. Brenner, after reviewing the matter with Mr. Sookochoff, agreed and accordingly it was decided to proceed with the project as discussed herein.

Claims

     The following is a list of tenure numbers, claim, date of recording and expiration date of our claims:

Tenure No.	Document Description	Recording	Expiration
514942	IXL Mineral Claim	NTS 092I.039	June 21, 2009

     Our claim consists of 20 cells comprising of a total of 165.029 hectares.

     In order to maintain this claim, Mr. Sookochoff must pay a fee of CDN$4.00 per year per hectare (in total for the IXL claim this is CDN$660.17) or we must perform work on the claim of equivalent value each year after the expiry date. If the work option is chosen, certain paperwork must be filed with the B.C. government along with a nominal filing fee. As long as the CDN$660.17 fee is paid, no work has to be performed to maintain the claim. Under current rules, Mr. Sookochoff can renew the claim indefinitely by paying the fee. We have no idea if the fee to renew the claim will increase after 2009. There is no grace period if there is a default on the work or if Mr. Sookochoff misses renewing the claim. Mr. Sookochoff will not cause the claim to expire as a result of not renewing the same or failing to perform work on the claim, provided mineralized material is found. In the event that our exploration program does not find mineralized material, Mr. Sookochoff will allow the claim to expire and we will cease activities. We will reimburse Mr. Sookochoff for payments made by him to maintain the claim.

     The property was selected because gold has been discovered in the area.

Location and Access

     The property is located in southwestern British Columbia, Canada, northwest of Merrit, south of Kamloops and within two miles of Mineral Hill.

     Access can be obtained by road from either Merrit, which is located approximately 25 miles to the southwest, or from Kamloops which is located approximately 25 road miles to the north, via the Merrit-Kamloops Highway No. 5 to within two miles of the property. A secondary road, the Peter Hope Lake road, junctions off to the east within two miles south of Stump Lake and provides access to, and through, the property.

MAP 1

MAP 2

Physiography

     The property lies between elevations of 2,000 feet and 3,000 feet. The terrain is gently sloping. Vegetation consists mainly of deciduous trees and scattered pine trees.

     The property is snow-free from March to December, providing a nine to ten month exploration season.

Property Geology

     The major type of rocks found on the property are of the Nicola group of rocks including meta-sediments, volcanics and granatoid rocks. Gold is found in such formations. As of the date hereof, we have not found or determined if gold is located on our property.

History of Previous Work

     To our knowledge, there has never been exploration activity on the property.

Our Proposed Exploration Program

     We are prospecting for gold. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease activities and you will lose your investment. We anticipate being able to delineate a mineralized body, if one exists, within nine months of beginning exploration.

     We do not own any interest in any property, but merely have the right to conduct exploration activities on one property.

     In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease activities.

     We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals which are found can be economically extracted and profitably processed.

     The property is undeveloped raw land. Detailed exploration and surveying has not been initiated. To our knowledge, no previous exploration activities have taken place on the property. The only event that has occurred is the staking of the property by Mr. Sookochoff and five days of prospecting. Mr. Sookochoff examined the surface and took samples. The samples did not reveal anything. Mr. Sookochoff used a hammer, pick and sack to take samples. While Mr. Sookochoff is a geologist, he is not an engineer, and accordingly his area of expertise is limited to geological matters. Before gold retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

     We do not know if we will find mineralized material. Our exploration program is designed to economically explore and evaluate the property. We do not claim to have any minerals or reserves whatsoever at this time on any of the property. We intend to implement an exploration program which consists of 3 phases as follows:

Phase 1 - Compilation and mapping

     We intend to engage a technically trained consultant to compile exploration data, analyze it and compile a map. We have not selected a consultant as of the date of this prospectus. This phase 1 reconnaissance work requires approximately one week of field work by a two person crew. The whole phase, including the initial compilation and the later presentation to management, is estimated to cost $5,000.

Phase 2 - Sampling, test reconnaissance soil sampling/surveys

     Upon completion of phase 1, we intend to pursue a field program of prospecting and geochemical surveying to determine the extent and distribution of mineralization on the surface of the property which may indicate the potential presence of a reserve. Geochemical surveys involve a consulting geologist gathering samples of soil and rock from property areas with the most potential to host economically significant mineralization. All samples gathered will be sent to a laboratory where they are crushed and analyzed for metal content. Cost for phase 2 is estimated to be $15,000.

Phase 3 - Detailed field work and magnetometer and soil survey

     Upon completion of phase 2, we intend to conduct a detailed field examination of potential exploration sites including localized geophysical surveys and localized magnetometer and soil surveys over the prime indicated anomalous zones. We anticipate this phase will cost approximately $20,000.

Phase 4 - Drilling

     Upon completion of phase 3 we intend to begin core sampling which is the process of drilling holes to a depth of up to 1,400 feet in order to extract samples of earth. Mr. Brenner and the consultant we hire will determine where drilling will occur on the property. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate activitie,; proceed with additional exploration of the property, or develop the property. We intend to take our core samples to Geoterrex Limited, analytical chemists, geochemists and registered assayers located in Toronto, Ontario. Neither we nor our officers or directors have any affiliation with Geoterrex. Geoterrex is a registered assayer.

     We estimate the cost of core sampling will be $20 per foot drilled. A drilling rig is required to take the core samples. The cost of the drilling rig is included in the drilling cost per foot. We intend to drill 36 holes to a depth of 100 feet for a total cost of $72,000. We estimate that it will take up to three months to drill the holes to a depth of 100 feet. We will pay an exploration consultant up to a maximum of $5,000 per month for his services during the three month period, or a total of $15,000. The consultant will be responsible for managing the project, supervising the core sampling, and hiring subcontractors to perform work on the property. Our employees will not have involvement in the work performed, but will be overseeing everything. The total cost for analyzing the core samples will be $3,000.

     The breakdown of estimated times and dollars was made by Mr. Brenner.

     We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

     If we are unable to complete exploration because we do not have enough money, we will cease activities until we raise more money. If we cannot or do not raise more money, we will cease activities. If we cease activities, we don't know what we will do and we don't have any plans to do anything else.

     We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

     We do not have any plan to take our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

     We anticipate starting exploration operations in August 2007, weather permitting.

     If we do not find mineralized material on the property, Mr. Sookochoff will allow the claim to expire and we will cease activities.

Competitive Factors

     The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or mineral removal from our property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

     Our mineral exploration program is subject to the British Columbia Mineral Tenure Act Regulation. This act sets forth rules for:

*	locating claims
*	working claims
*	reporting work performed

     We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our activities. These regulations will not impact our exploration activities. The only current costs we anticipate at this time are reclamation costs. Reclamation costs are the costs of restoring the property to its original condition should mineralized material not be found. We estimate that it will cost between $3,000 and $9,000 to restore the property to its original condition, should mineralized material not be found. The variance is based upon the number of holes that are drilled by us.

Environmental Law

     We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mineral properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety
2.	Archaeological Sites
3.	Exploration Access

     We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

     We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mineral activities. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our activities and know what that will involve from an environmental standpoint.

     We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business activities in the future.

     Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only “cost and effect” of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration. When we are ready to drill, we will notify the B.C. Inspector of Mines. He will require a bond to be put in place to assure that the property will be restored to its original condition. We have estimated the cost of restoring the property to be between $3,000 to $9,000, depending upon the number of holes drilled.

Subcontractors

     We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

     At present, we have no employees, other than our officers and directors. Our officers and directors are part-time employees and will devote about 10% of their time to our operations. Our officers and directors do not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Our officers and directors will handle our administrative duties. Because our officers and directors are inexperienced with exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of our property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

     We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business activities.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. Our only other source for cash at this time is loans from related parties and additional private placements of our common stock. The cash raise may allow us to stay in business for at least one year. Our success or failure will be determined by what we find under the ground.

     To meet our need for cash we raised money from a private placement. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not have enough money to complete our exploration of the property, we will have to find alternative sources, like a public offering, a second private placement of securities, or loans from our officers or directors.

     Our officers and directors are unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash. If we need additional cash and can't raise it, we will either have to suspend activities until we do raise the cash, or cease activities entirely. Other than as described in this paragraph, we have no other financing plans.

     We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

     We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a reserve and we have determined it is economical to extract the minerals from the land.

     We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

     If we are unable to complete any phase of exploration because we don’t have enough money, we will cease activities until we raise more money. If we can’t or don’t raise more money, we will cease activities. If we cease activities, we don’t know what we will do and we don’t have any plans to do anything.

     We do not intend to hire additional employees at this time. All of the work on the property will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Milestones

     The following are our milestones:

     1. August 2007 - October 2007, we intend to engage a technically trained consultant to compile exploration data, analyze it and compile a map. We have not selected a consultant as of the date of this prospectus. This phase 1 reconnaissance work requires approximately one week of field work by a two person crew. The whole phase, including the initial compilation and the later presentation to management, is estimated to cost $5,000.

     2. November 2007 - March 2008, we intend to pursue a field program of prospecting and geochemical surveying to determine the extent and distribution of mineralization on the surface of the property which may indicate the potential presence of a reserve. Geochemical surveys involve a consulting geologist gathering samples of soil and rock from property areas with the most potential to host economically significant mineralization. All samples gathered will be sent to a laboratory where they are crushed and analyzed for metal content. Cost for phase 2 is estimated to be $15,000.

     3. April 2008 - June 2008, we intend to conduct a detailed field examination of potential exploration sites including localized geophysical surveys and localized magnetometer and soil surveys over the prime indicated anomalous zones. We anticipate this phase will cost approximately $20,000.

     4. July 2008 - September 2008, we intend to begin core drilling. Core drilling will cost $20 per foot. We intend to drill 36 holes to a depth of 100 feet for a total cost of $72,000. Core drilling will be subcontracted to non-affiliated third parties. No power source is needed for core drilling. The drilling rig operates on diesel fuel. All electric power needed for light and heating the property will be generated from gasoline powered generators.

     5. October 2008 - November 2008, we intend to have an independent third party analyze the samples from the core drilling to determine if mineralized material is below the ground. If mineralized material is found, we will define the body. We estimate that it will cost $3,000 to analyze the core samples.

     All funds for the foregoing activities have been obtained from our private placement or will be obtained from a future private placement, a public offering or a loan from Mr. Brenner.

Limited Operating History; Need for Additional Capital

     There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from activities. We cannot guarantee we will be successful in our business activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

     To become profitable and competitive, we conduct into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

     We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our activities. Equity financing could result in additional dilution to existing shareholders.

Results of Activities
From Inception on March 24, 2006

     We acquired the right to explore one property containing one claim. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The property has been staked and we intend to begin exploration activities in August 2007.

     Since inception, we have used loans from Mr. Brenner, our president, to stake the property, to incorporate us, and for legal and accounting expenses. Net cash provided by him since inception on March 24, 2006 to April 30, 2007 was $303. The loans are not evidenced by any written instrument and are to be repaid at our discretion. The loans are without interest.

Liquidity and Capital Resources

     As of the date of this prospectus, we have yet to generate any revenues from our business activities.

     We issued 3,000,000 shares of our common stock to Mr. Brenner on March 24, 2006, pursuant to Reg. S of the Securities Act of 1933. Mr. Brenner is our president, chief executive officer and a director. Mr. Brenner acquired these shares at a price of $0.00001 per share for total proceeds to us of $30.

     We completed a private placement of 2,100,000 restricted shares of our common stock at a price of $0.0001 per share to seven purchasers on August 23, 2006, pursuant to Reg. S of the Securities Act of 1933. The total amount received from the private placement was $210.

     We completed a private placement of 700,000 restricted shares of our common stock at a price of $0.001 per share to seven purchasers on August 29, 2006, pursuant to Reg. S of the Securities Act of 1933. The total amount received from the private placement was $700.

     We completed a private placement of 335,000 restricted shares of our common stock at a price of $0.05 per share to seventeen purchasers on October 16, 2006, pursuant to Reg. S of the Securities Act of 1933. The total amount received from this offering was $16,750.

     As of April 30, 2007, our total assets were $10,953 and our total liabilities were $571.

MANAGEMENT

Officers and Directors

     Our directors serve until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

     The name, age and position of our officers and directors are set forth below:

Name	Age	Position Held

Walter Brenner	41	president, principal executive officer and member of the board
		of directors
Zeny Manalo	53	secretary and member of the board of directors
Horst Balthes	60	treasurer, principal financial officer and member of the board of
		directors

     Directors serve until our next annual meeting of the stockholders or unless they resign earlier. The board of directors elects officers and their terms of office are at the discretion of the board of directors.

Background of officers and directors

     Mr. Walter Brenner has been our president, principal executive officer and director since our inception on March 24, 2006. Mr. Brenner graduated from York University’s Osgoode Hall Law School in 1991 with a Bachelor of Laws degree. Since 1993, Mr. Brenner has been a director and senior officer of Hellix Ventures Inc., a British Columbia and Alberta reporting issuer listed on the TSX Venture Exchange. Hellix is listed as a mining company and also has been producing petroleum properties. Mr. Brenner is also founder of Abington Ventures Inc. and has been its president and director since 1999. Abington is a British Columbia and Alberta reporting issuer listed on the TSX Venture Exchange as a mining company. Mr. Brenner will devote approximately 10% of his time to our affairs.

     Ms. Zeny Manalo has been our secretary and a member of our board of directors since March 24, 2006. Since 1992, Ms. Manalo has been involved in public and private companies as administrative manager and accountant. Ms. Manalo graduated from Far Eastern University, Philippines with a degree of Bachelor of Science and commerce major in accounting and a degree in computer accounting in Vancouver. Since 1996, Ms. Manalo has been a Director of CanAfrican Mines and Mining Corp, a British Columbia and Alberta reporting issuer listed on the TSX Venture Exchange. CanAfrican is a corporation located in Vancouver engaged in the business of mining. Since 2005, Ms. Manalo has been a chief financial officer of Freeport Resources Inc, a British Columbia corporation located in Vancouver engaged in the business of mining.

     Mr. Horst Balthes has been treasurer, principal financial officer and member of the board of directors since March 24, 2006 to function as Director and Treasurer. Mr. Balthes graduated from High School and later obtained a German Masters degree at a trades College in Koblenz, West Germany equivalent to the Canadian College Instructors I.D. certificate. Mr. Balthes has been a business owner since 1989. From 1989 to 2003, Mr. Balthes was an instructor for Meat Science and Processing at Vancouver Community College in Vancouver British Columbia. Since August 2006, Mr. Balthes has been a member of the board of directors of Anvil Forest Products. Anvil Forest Products is a Nevada corporation.

     During the past five years, Ms. Manalo and Messrs. Brenner and Balthes have not been the subject of the following events:

     1. Any bankruptcy petition filed by or against any business of which Ms. Manalo or Messrs. Brenner and Balthes were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Ms. Manalo or Messrs. Brenner and Balthes’s involvement in any type of business, securities or banking activities.

     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee Financial Expert

     We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time we believe the services of a financial expert are not warranted.

Conflicts of Interest

     There are currently no conflicts of interest and we do not foresee any conflicts of interest in the future.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by us from inception on March 31, 2006 through April 30, 2007, for our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officer.

Executive Officer Compensation Table
						Non-	Nonqualified
						Equity	Deferred	All
						Incentive	Compensa-	Other
				Stock	Option	Plan	tion	Compen-
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Principal Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Walter Brenner	2007	0	0	0	0	0	0	0	0
President	2006	0	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0	0

Zeny Manalo	2007	0	0	0	0	0	0	0	0
Secretary	2006	0	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0	0

Horst Balthes	2007	0	0	0	0	0	0	0	0
Treasurer	2006	0	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0	0

     We have not paid any salaries in 2007, and we do not anticipate paying any salaries at any time in 2007. We will not begin paying salaries until we have adequate funds to do so.

     The following table sets forth the compensation paid by us from inception on March 24, 2006 through April 30, 2007, for each of our directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named director.

Director Compensation
		Fees
		Earned				Nonqualified
		or			Non-Equity	Deferred
		Paid in	Stock	Option	Incentive Plan	Compensation	All Other
		Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Walter Brenner	2007	0	0	0	0	0	0	0
Zeny Manalo	2007	0	0	0	0	0	0	0
Horst Balthes	2007	0	0	0	0	0	0	0

     Our directors do not receive any compensation for serving as a member of the board of directors.

     There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

     We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

     As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as is profitable to do so.

Indemnification

     Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

     Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess voting and dispositive power with respect to the shares.

Name of Beneficial	Amount of Direct
Owner	Ownership	Position	Percent of Class
Walter Brenner	3,000,000	President, Principal Executive Officer	48.90%
		Director

Zeny Manalo	0	Secretary and Director	0.00%

Horst Balthes	100,000	Treasurer and Director	1.63%

All Officers and Directors	3,100,000		50.53%
as a Group (3 Persons)

Securities authorized for issuance under equity compensation plans.

     We have no equity compensation plans.

Selling Shareholders

     The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage of shares
				owned after the
	Total number of	Percentage of	Number of	offering assuming
	shares owned	shares owned	shares being	all of the share are
Name	prior to offering	prior to offering	offered	sold in the offering
Amann, Rose	300,000	4.89%	300,000	0%
Audette, Robert	15,000	0.24%	15,000	0%
Audette, Michelle	15,000	0.24%	15,000	0%
Bai, Hong	15,000	0.24%	15,000	0%
Bai, Yuchun	10,000	0.16%	10,000	0%
Balthes, Agathe	100,000	1.63%	100,000	0%
Balthes, Daniela	100,000	1.63%	100,000	0%
Balthes, Thorsten	100,000	1.63%	100,000	0%
Bezell, Rob	20,000	0.33%	20,000	0%

Brenner, Renata	300,000	4.89%	300,000	0%
Briskham, Brenda	10,000	0.16%	10,000	0%
Carlson, C. Larry	300,000	4.89%	300,000	0%
Craig, Elizabeth	15,000	0.24%	15,000	0%
Deng, Yuankun	20,000	0.33%	20,000	0%
Deng, Hui	300,000	4.89%	300,000	0%
Fenwick, Edgar	20,000	0.33%	20,000	0%
Hackh, Alison	15,000	0.24%	15,000	0%
Hawkins, Lynn	100,000	1.63%	100,000	0%
Linsenmeyer, Walter	100,000	1.63%	100,000	0%
Linsenmeyer, Maria	100,000	1.63%	100,000	0%
Mijailovic, Dan	300,000	4.89%	300,000	0%
Seki, Steve	15,000	0.24%	15,000	0%
Siemens, Corinne	300,000	4.89%	300,000	0%
Tonn, Mathias	40,000	0.65%	40,000	0%
Tonn, Gregor	40,000	0.65%	40,000	0%
Uhrich, Kurt	20,000	0.33%	20,000	0%
Uhrich, Elisabeth	40,000	0.65%	40,000	0%
Underhill, Barry	300,000	4.89%	300,000	0%
Wirszilas, Tom	15,000	0.24%	15,000	0%
Zhang, Zhihua	10,000	0.16%	10,000	0%

Total	3,035,000	49.47%	3,035,000	0%

     All of our issued and outstanding shares of common stock were issued as restricted securities pursuant to Reg. S of the Securities Act of 1933 in that all of the sales took place outside the United States of America with non-US persons.

     The following is a summary of the issuances of all shares pursuant to Reg. S of the Act:

a)

We issued 3,000,000 shares of our common stock to Mr. Walter Brenner on March 24, 2006. Mr. Brenner is our president, chief executive officer and a director. Mr. Brenner acquired these shares at a price of $0.00001 per share for total proceeds to us of $30.00

b)

We completed a private placement of 2,100,000 restricted shares of our common stock at a price of $0.0001 per share to seven purchasers on August 23, 2006. The total amount received from the private placement was $210.

c)

We completed a private placement of 700,000 restricted shares of our common stock at a price of $0.001 per share to seven purchasers on August 29, 2006. The total amount received from the private placement was $700.

d)

We completed a private placement of 335,000 restricted shares of our common stock at a price of $0.05 per share to seventeen purchasers on October 16, 2006. The total amount received from this offering was $16,750.

     None of the selling shareholders has, or has had within the past three years, any position, office, or other material relationship with us or any of our predecessors or affiliates.

     None of the selling shareholders is a broker/dealer or an affiliate of a broker/dealer.

Future Sales of Shares

     A total of 6,135,000 shares of common stock are issued and outstanding. Of the 6,135,000 shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933. 3,035,000 are being offered for sale by the selling shareholders in this offering.

     Shares purchased in this offering will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital stock consists of 75,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

     All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

     There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

     After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

     Our stock transfer agent for our securities is Island Stock Transfer, 100 Second Avenue South, Suite 104N, St. Petersburg, Florida and its telephone number is 727-289-0010.

CERTAIN TRANSACTIONS

     We issued 3,000,000 shares of restricted common stock to Mr. Brenner on March 24, 2006, pursuant to Reg. S of the Securities Act of 1933. Mr. Brenner is our president, chief executive officer and a director. Mr. Brenner acquired these shares at a price of $0.00001 per share for total proceeds to us of $30.

     To date our activities have been minimal. When active operations begin, Mr. Brenner plans to allow us to use a portion of his home as our office in consideration of $250 per month. This is anticipated to commence July 2007.

     During the period from inception to the period ended April 30, 2007, a total of nil was incurred by us for services rendered by Mr. Brenner in his capacity as principal executive officer.

     Mr. Brenner has loaned us $303 for our operations. The loan does not accrue interest and is payable when funds become available to us. There is no written document evidencing the loan.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

     Our financial statements for the period from inception to January 31, 2007 (audited), included in this prospectus have been audited by Michael T. Studer, CPA, P.C., 18 East Sunrise Highway, Suite 311, Freeport, New York 11520, as set forth in their report included in this prospectus. The three months ended April 30, 2007 (unaudited) are also included herein. Its report is given upon its authority as an expert in accounting and auditing.

LEGAL MATTERS

     Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

     Our fiscal year end is January 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Certified Public Accountants.

     Our financial statements from inception to January 31, 2006 (audited) and the three months ended April 30, 2007 (unaudited), immediately follow:

MICHAEL T. STUDER CPA P.C.
18 East Sunrise Highway
Freeport, NY 11520
Phone: (516) 378-1000
Fax: (516) 546-6220

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Acropolis Precious Metals, Inc.

I have audited the accompanying balance sheet of Acropolis Precious Metals, Inc. (the Company), an exploration stage company, as of January 31, 2007 and the related statements of operations, stockholders’ equity and cash flows for the period March 24, 2006 (inception) to January 31, 2007. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Acropolis Precious Metals, Inc., an exploration stage company, as of January 31, 2007 and the results of its operations and its cash flows for the period March 24, 2006 (inception) to January 31, 2007 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MICHAEL T. STUDER CPA P.C.
Michael T. Studer CPA P.C.

Freeport, New York
June 8, 2007

ACROPOLIS PRECIOUS METALS INC.
(An Exploration Stage Company)
Balance Sheets

	April 30,	January 31,
	2007	2007
	(Unaudited)	(Audited)
ASSETS

Current Assets
Cash	$8,453	$8,522
Prepaid expense	2,500	2,500

Total Current Assets	10,953	11,022
Mineral interest acquisition costs, less reserve for
impairment of $5,000	-	-

Total Assets	$10,953	$11,022

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$268	$268
Due to related party	303	303

Total current liabilities	571	571

Stockholders' Equity
Common stock, $0.00001 par value;
authorized 75,000,000 shares,
issued and outstanding 6,135,000 shares	61	61
Additional paid-in capital	17,629	17,629
Deficit accumulated during the exploration stage	(7,308)	(7,239)

Total stockholders' equity	10,382	10,451

Total Liabilities and Stockholders' Equity	$10,953	$11,022

See notes to financial statements.

ACROPOLIS PRECIOUS METALS INC.
(An Exploration Stage Company)
Statements of Operations

			Cumulative
			during the
		For the period	exploration
		March 24, 2006	stage
	Three months	(inception) to	(March 24,
	ended	January 31,	2006 to
	April 30, 2007	2007	April 30, 2007)
	(Unaudited)	(Audited)	(Unaudited)

Revenue	$-	$-	$-

General and administrative	69	2,239	2,308
Impairment of mineral interest acquisition costs	-	5,000	5,000

Total Costs and Expenses	69	7,239	7,308

Net Loss	$(69)	$(7,239)	$(7,308)

Net Loss per share
Basic and diluted	$(0.00)	$(0.00)

Number of common shares used to compute loss
per share
Basic and Diluted	6,135,000	6,135,000

See notes to financial statements.

ACROPOLIS PRECIOUS METALS INC.
(An Exploration Stage Company)
Statement of Stockholders' Equity
For the period March 24, 2006 (Inception) to April 30, 2007

				Deficit
				Accumulated
			Additional	During the	Total
	Common Stock,		Paid-in	Exploration	Stockholders'
	$0.00001 Par Value		Capital	Stage	Equity
	Shares	Amount
Common stock issued for cash
- March 24, 2006 at $0.00001	3,000,000	$30	$-	$-	$30
- August 23, 2006 at $0.0001	2,100,000	21	189	-	210
- August 29, 2006 at $0.001	700,000	7	693	-	700
- October 16, 2006 at $0.05	335,000	3	16,747	-	16,750
Net loss for the period March 24,
2006 (inception) to January 31,	-	-	-	(7,239)	(7,239)
2007
Balance, January 31, 2007	6,135,000	61	17,629	(7,239)	10,451
(Audited)
Net loss (unaudited)	-	-	-	(69)	(69)
Balance, April 30, 2007	6,135,000	$61	$17,629	$(7,308)	$10,382
(unaudited)

See notes to financial statements.

ACROPOLIS PRECIOUS METALS INC.
(An Exploration Stage Company)
Statements of Cash Flows

		For the period	Cumulative
		March 24,	during the
	Three	2006	exploration
	months	(inception) to	stage (March
	ended April	January 31,	24, 2006 to
	30, 2007	2007	April 30, 2007)
	(Unaudited)	(Audited)	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(69)	$(7,239)	$(7,308)
Adjustments to reconcile net loss to net cash
provided by (used for) operating activities:
Impairment of mineral interest acquisition costs	-	5,000	5,000
Changes in operating assets and liabilities
Prepaid expense	-	(2,500)	(2,500)
Accounts payable and accrued liabilities	-	268	268
Net cash provided by (used for) operating activities	(69)	(4,471)	(4,540)

Cash Flows from Investing Activities
Acquisition of mineral interest and expenditure of	-	(5,000)	(5,000)
related costs
Net Cash provided by (used for) investing activities	-	(5,000)	(5,000)

Cash Flows from Financing activities
Proceeds from loans from related party	-	303	303
Proceeds from sales of common stock	-	17,690	17,690
Net cash provided by (used for) financial activities	-	17,993	17,993

Increase (decrease) in cash	(69)	8,522	8,453
Cash, beginning of period	8,522	-	-

Cash, end of period	$8,453	$8,522	$8,453

Supplemental Disclosures of Cash Flow Information:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

See notes to financial statements.

ACROPOLIS PRECIOUS METALS INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

1.       ORGANIZATION AND BUSINESS OPERATIONS

Organization

Acropolis Precious Metals Inc. (the “Company”) was incorporated in the State of Nevada on March 24, 2006.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining claims. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States.

The financial statements have been prepared on a “going concern” basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. At April 30, 2007 (unaudited), the Company had cash of $8,453 and total assets of $10,953. For the period March 24, 2006 (inception) to April 30, 2007 (unaudited), the Company had no revenues and incurred a net loss of $7,308. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The Company plans to obtain additional equity capital to finance its exploration program and future operations. However, there is no assurance that the Company will be successful in accomplishing this objective. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

b)	Interim Financial Information

The interim financial information included herein as of April 30, 2007 and for the three months ended April 30, 2007 and the period March 24, 2006 (inception) to April 30, 2007 are unaudited.

In the opinion of management, such information includes all adjustments (consisting only of normal reoccurring accruals) necessary to properly reflect the financial position of the Company as of April 30, 2007 and the results of operations for the three months ended April 30, 2007 and the period March 24, 2006 (inception) to April 30, 2007.

The results of operations for the three months ended April 30, 2007 are not necessarily indicative of those to be expected for the year ending January 31, 2008.

ACROPOLIS PRECIOUS METALS INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

c)	Use of Estimates and Assumptions

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d)	Financial Instruments

The carrying values of the Company’s financial instruments, consisting of cash, accounts payable and accrued liabilities, and due to related party, approximate their fair value because of the short maturity of these instruments. The Company’s operations are in Canada and some of its assets and liabilities give rise to significant exposure to market risks from changes in foreign currency rates. The Company’s financial risk is the risk that arises from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

e)	Mineral Interest Acquisition Costs

The Company initially capitalizes all mineral interest acquisition costs.

The Company regularly performs evaluations of any investment in mineral properties to assess the recoverability and/or the residual value of its investments in these assets. All long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable.

f)	Exploration Costs

The Company follows a policy of expensing exploration expenditures until the establishment of proven and probable reserves. If and when proven and probable reserves are established and production is determined to be probable, then subsequent exploration and development costs of the property will be capitalized and depleted on a units-of-production basis over the estimated proven and probable reserves.

g)	Asset Retirement Obligations

The Company has adopted Statement of Financial Accounting Standards No. 143 (“SFAS 143’), “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset.

ACROPOLIS PRECIOUS METALS INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted risk-free interest rate. To date, no significant asset retirement obligation exists due to the early stage of exploration. Accordingly, no liability has been recorded.

h)	Environmental Costs

Environmental expenditures that relate to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitment to a plan of action based on the then known facts.

i)	Foreign Currency Translation

The Company’s reporting and functional currency is the U.S. dollar. Canadian dollar transactions are translated at the exchange rate prevailing at the time of the transaction. Canadian dollar monetary assets and liabilities are translated at period-end exchange rates and exchange gains and losses are reflected in operations.

j)	Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with SFAS No. 109 – “Accounting for Income Taxes”. This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

k)	Basic and Diluted Net Loss per Share

The Company reports basic loss per share in accordance with SFAS No. 128 – “Earnings Per Share”. Basic loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share is computed using the weighted average number of common shares and potentially dilutive common shares (such as from stock options and convertible securities) outstanding during the period.

ACROPOLIS PRECIOUS METALS INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

3.       MINERAL CLAIM INTEREST

On April 3, 2006, the Company acquired the IXL mineral claim located in the Nicola Mining Division, British Columbia, Canada in consideration for $5,000. The claim is registered in the name of the vendor, who has executed a trust agreement to hold the claim in trust on behalf of the Company.

At January 31, 2007, the Company recorded an impairment charge of $5000 and reduced the carrying amount of the mineral interest acquisition costs to $0.

4.       DUE TO RELATED PARTY

At April 30, 2007 (unaudited) and January 31, 2007, the Company was indebted to the President of the Company for cash advances of $303. The amount is unsecured, non-interest bearing and has no specific terms of repayment.

5.       COMMON STOCK

On March 24, 2006, the Company sold 3,000,000 shares of common stock at a price of $0.00001 per share for cash proceeds of $30.

On August 23, 2006, the Company sold 2,100,000 shares of common stock at a price of $0.0001 per share for cash proceeds of $210.

On August 29, 2006, the Company sold 700,000 shares of common stock at a price of $0.001 per share for cash proceeds of $700.

On October 16, 2006, the Company sold 335,000 shares of common stock at a price of $0.05 per share for cash proceeds of $16,750.

The Company has no stock option plan, warrants or other dilutive securities.

6.       INCOME TAXES

The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% to income before income taxes. The difference results from the following items:

ACROPOLIS PRECIOUS METALS INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

	Three months	Period March 24 2006
	ended April 30,	(inception) to January
	2007	31, 2007
	(Unaudited)	(Audited)
Computed expected income taxes (benefit)	$(24)	$(2,461)

Increase in valuation allowance	24	2,461

Income tax provision	$-	$-

     Significant components of the Company’s deferred income tax assets are as follows:

	April 30,	January 31,
	2007	2007
	(Unaudited)	(Audited)
Net operating loss carryforward	$2,485	$2,461
Valuation allowance	(2,485)	(2,461)

Net deferred tax assets	$-	$-

Based on management’s present assessment, the Company has not yet determined it to be more likely than not that a deferred tax asset of $2,485 at April 30, 2007 attributable to the future utilization of the net operating loss carryforward of $7,308 will be realized. Accordingly, the Company has provided a 100% allowance against the deferred tax asset in the financial statements. The Company will continue to review this valuation allowance and make adjustments as appropriate. The net operating loss carryforward expires $7, 239 in year 2027 and $69 in year 2028.

Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

ACROPOLIS PRECIOUS METALS INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

7.       PLANNED REGISTRATION STATEMENT

The Company plans to file a Registration Statement on Form SB-2 with the United States Securities and Exchange Commission to register 3,035,000 shares of common stock for resale by existing stockholders of the Company at $0.05 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

On April 25, 2007, the Company executed a letter agreement with an attorney to prepare and file the Form SB-2 Registration Statement for a fee of $20,000. The agreement provided that the Company is to pay the attorney $10,000 upon execution of the agreement (which was paid in May 2007) and the $10,000 balance when the registration statement is declared effective by the SEC.

     Until October 18, 2007, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.